INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2002, by and between STARBASE CORPORATION (“Grantor”) and BORLAND SOFTWARE CORPORATION (“Lender”).

RECITALS

A.  Concurrently herewith, Grantor and Lender are entering into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which Lender has agreed to make available to Grantor a bridge loan in the aggregate principal amount of $2,000,000 (the “Loan”) on the terms and conditions set forth therein.

B.  The Loan is secured by all of Grantor’s presently existing and hereafter acquired or arising personal property, including, without limitation, Grantor’s intellectual property.

C.  It is a condition precedent to effectiveness of the Loan Agreement that Grantor enter into this Agreement for purposes of evidencing and perfecting Lender’s security interest in, to and against Grantor’s intellectual property.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor and Lender hereby agree as follows:

1.  DEFINITIONS.    All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.  GRANT OF SECURITY INTEREST.    As collateral security for the prompt and complete payment and performance of all of Grantor’s present and future indebtedness, obligations and liabilities to Lender under the Loan Agreement and the other Loan Documents (collectively, the “Secured Obligations”), Grantor hereby grants and pledges to Lender a continuing security interest in and to Grantor’s entire right, title and interest in, to and under the following, whether now or hereafter existing, created, acquired or held by Grantor (collectively, the “Intellectual Property Collateral”):

(a)  Any and all Copyrights, including, without limitation, those set forth on Exhibit A attached hereto and incorporated herein by this reference;

(b)  Any and all trade secrets;

(c)  Any and all intellectual property rights in computer software and computer software products;

(d)  Any and all Patents, including, without limitation, those set forth on Exhibit B attached hereto and incorporated herein by this reference;

(e)  Any and all Trademarks, and the entire goodwill of the business of Grantor connected with and symbolized by all such Trademarks, including, without limitation, those set forth on Exhibit C attached hereto and incorporated herein by this reference;

(f)  All other Intellectual Property not referenced above;

(g)  Any and all claims for damages and rights to sue on account of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h)  All rights or remedies of Grantor under contracts pursuant to which licenses or other rights to any Intellectual Property have been granted to any other Person;

(i)  All amendments, renewals and extensions of any of the Intellectual Property; and

(j)  All proceeds and products of the foregoing, including, without limitation, all payments under any insurance, indemnity or warranty payable in respect of any of the foregoing.

The security interest granted hereunder is granted in conjunction with the security interests granted to Lender under the Loan Agreement. Each right, power and remedy of Lender provided for herein, in the Loan Agreement, the other Loan Documents and the Merger Agreement, or now or hereafter existing at law or in equity, shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and therein. The exercise by Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by any Person, including Lender, of any or all other rights, powers or remedies.

3.  AUTHORIZATION AND REQUEST.    Grantor authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this Agreement and the security interest created hereby.

4.  COVENANTS AND WARRANTIES.    Grantor represents, warrants, covenants and agrees as follows:

(a)  Performance of this Agreement does not conflict with or result in a breach of any agreement to which Grantor is a party or by which Grantor is bound, or require the consent or approval of any third party;

(b)  Grantor shall promptly advise Lender of any material changes in the composition of the Intellectual Property Collateral, including, without limitation, any subsequent ownership right of Grantor in or to any Intellectual Property not specified in this Agreement;

(c)  Grantor shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) use its best efforts to detect infringements of the Intellectual Property and promptly advise Lender in writing of material infringements detected; and (iii) not allow any of its Intellectual Property to be abandoned, forfeited or dedicated to the public, if the same could result in a Material Adverse Effect on Grantor;

(d)  Subject only to Liens granted in favor of Silicon Valley Bank in connection with the SVB Loan Agreement, this Agreement creates, and in the case of after-acquired Intellectual Property Collateral, will create at the time Grantor first has rights in such after-acquired Intellectual Property Collateral, in favor of Lender a valid and perfected security interest in the Intellectual Property Collateral in the United States upon making the filings referred to in Section 4(e) below;

(e)  Except for, and upon, the filings with, as applicable, (i) the United States Patent and Trademark Office, (ii) the Register of Copyrights and (iii) the UCC Division of the applicable office of the Secretary of State, and except as has been already made or obtained, no authorization, approval or other action by, and no notice to or filing with, any Governmental Body is required for (1) the grant by Grantor of the security interest granted hereby or for the perfection of such security interest; (2) the execution, delivery or performance of this Agreement by Grantor; or (3) the exercise by Lender of its rights and remedies hereunder;

(f)  All information heretofore, herein or hereafter supplied to Lender by or on behalf of Grantor with respect to the Intellectual Property Collateral is true, correct and complete in all material respects;

(g)  Grantor shall not enter into any agreement that would materially impair or conflict with Grantor’s obligations hereunder. Grantor shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Grantor’s rights and interests in any property included within the definition of the Intellectual Property Collateral acquired under any such contract; and

(h)  Upon any officer of Grantor obtaining knowledge thereof, Grantor will promptly notify Lender in writing of any event that materially and adversely affects the value of any Intellectual Property Collateral, the ability of Grantor to dispose of any Intellectual Property Collateral or the rights and remedies of Lender in relation thereto, including the levy of any legal process against any of the Intellectual Property Collateral.

5.  LENDER’S RIGHTS.    Lender shall have the right, but not the obligation, to take, at Grantor’s sole expense, any actions that Grantor is required under this Agreement to take but which Grantor fails to take. Grantor shall reimburse and indemnify Lender for all out-of-pocket costs and reasonable expenses (including attorneys’ fees) incurred in the exercise of its rights under this Section 5.

6.  INSPECTION RIGHTS.    Grantor hereby grants to Lender and its officers, employees and agents the right to visit, during reasonable hours, any of Grantor’s plants and facilities that manufacture, install or store products (or that have done so during the prior six-month period) that are sold utilizing any of the Intellectual Property Collateral, and to inspect the products and quality control records relating thereto.

7.  INDEMNITY.    Grantor shall defend, indemnify and hold harmless Lender and its officers, employees and agents against: (a) all obligations, demands, claims and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and Grantor whether under this Agreement, or otherwise (including reasonable attorneys’ fees and expenses), except for losses caused by Lender’s willful misconduct or gross negligence.

8.  REINSTATEMENT.    This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Grantor, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.  TERMINATION OF THIS AGREEMENT.    Subject to Section 8 above, this Agreement shall terminate upon the satisfaction in full of the Secured Obligations.

10.  AMENDMENTS.    Except as otherwise provided herein, this Agreement may be amended only by a written instrument signed by both parties hereto.

11.  COUNTERPARTS.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof or of any other jurisdiction. Each of Grantor and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of New Castle, State of Delaware. GRANTOR AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.  SEVERABILITY OF PROVISIONS.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.  CONFLICT.    Subject to the last paragraph in Section 2, in the event of a conflict between any term or provision contained in this Agreement with any term or provision contained in the Loan Agreement, the term or provision of this Agreement shall govern.

[The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GRANTOR:		LENDER:

STARBASE CORPORATION		BORLAND SOFTWARE CORPORATION

By:	/S/ JAMES HARRER	By:	/S/ DALE L. FULLER
Name:	James Harrer	Name:	Dale L. Fuller
Title:	President & CEO	Title:	CEO/President

Address of Grantor	Address of Lender
4 Hutton Centre Drive, Suite 900	100 Enterprise Way
Santa Ana, CA 92707	Scotts Valley, CA 95066-3249
Attn: James Harrer, President and	Attn: Keith E. Gottfried, Esq.
Chief Executive Officer	Senior Vice President—Law and Corporate
Telecopy: (714) 464-4483	Affairs, General Counsel, Corporate Secretary and Chief Legal Officer Telecopy: (831) 431-4171

with a copy (which shall not constitute	with copies (which shall not constitute
notice) to:	notice) to:

Jenkens & Gilchrist Parker Chapin LLP	Cooley Godward LLP
The Chrysler Building	5 Palo Alto Square
405 Lexington Avenue	3000 El Camino Real
New York, New York 10174	Palo Alto, CA 94306-2155
Attn: Martin Eric Weisberg, Esq. and	Attention: Pamela J. Martinson, Esq.
Christopher S. Auguste, Esq.	Telecopy: (650) 857-0663
Telecopy: (212) 704-6288

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Daniel E. Stoller, Esq. and Richard J. Grossman, Esq.
Telecopy: (212) 735-2000